INNOVATIVE FOOD HOLDINGS, INC.
EMPLOYMENT AGREEMENT

Innovative Food Holdings, Inc., a Florida corporation (the "Company"), and Argie Liarakos (the "Employee") (the Company and the Employee each a "Party" and, collectively, the "Parties") enter into this **EMPLOYMENT AGREEMENT** (this "Agreement") dated and effective as of January 6, 2026.

WITNESSETH

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the "Employment Term" (as defined below), the Emploee will serve as Executive Vice President of Commercial Operations and Execution ("EVP, Commercial Operations & Execution") of the Company. In this capacity, the Employee will have the duties, authorities and responsibilities customary for such a role and as may be reasonably assigned by the Company's Chief Executive Officer (the "CEO") from time to time. The Employee will report directly to the CEO.

(b) The Employee will be permitted to work primarily from the Artisan Specialty Foods Home Office, located at 2528 S. 27th Avenue, Broadview, Illinois 60155 ("Primary Work Location"). The Employee will be expected from time to time to travel to other Company's facilities, customer sites, or for other business purposes, as deemed necessary or appropriate by the Chief Employee Officer. The Employee agrees not to relocate the Primary Work Location without prior written approval of the CEO..

(c) During the Employment Term, the Employee will faithfully serve the Company and devote substantially all of the Employee's business time, energy, business judgment, knowledge and skill, and the Employee's best efforts, to the performance of the Employee's duties with the Company. At the Employee's discretion, he may devote a small minority of his time to outside professional activities consistent with company policy, so long as any such activities are pre-disclosed to and approved in writing by the CEO and do not interfere with Employee's duties or create a conflice.

2. EMPLOYMENT TERM. The Employee's employment under this Agreement will commence on or about January 6, 2026 (such actual commencement date, the "Effective Date") and will automatically terminate, and the Employee's employment with the Company will end, on December 31, 2028 (the "Expiration Date"), unless extended by mutual written agreement of the Parties prior to the Expiration Date. Notwithstanding the foregoing or anything else herein to the contrary, the Employee's employment is at-will, and either the Employee or the Company

may terminate the Employee's employment and the "Employment Term" (as defined below) at any time (including prior to the Expiration Date), for any or no reason. The effective date of any termination of the Employee's employment hereunder is hereinafter referred to as the "Termination Date", and the period of time between the Effective Date and the Termination Date is hereinafter referred to as the "Employment Term." Effective upon any Termination Date, this Agreement will automatically terminate and will be of no further force or effect, except as otherwise provided in Section 13(a) hereof, and the Employee shall be deemed to have resigned from all other positions, if any, then held with the Company and its affiliates, effective on the Termination Date.

3. COMPENSATION AND BENEFITS.

(a) **BASE SALARY.** Beginning on the Effective Date, the Company will pay to the Employee a base salary at an annualized rate of two hundred sixty thousand dollars ($260,000.00), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee's Base Salary will be subject to periodic review, at least annually, by the CEO or the Board's compensation committee (the "Committee"), and may be increased at the discretion of the CEO or the Committee. The base salary, as determined herein and increased from time to time, will constitute "Base Salary" for purposes of this Agreement.

(b) **ANNUAL INCENTIVE PLAN.** Beginning in calendar year 2026 and for each calendar year during the Employment Term thereafter, the Employee shall be eligible to participate in the Company's Annual Incentive Plan ("AIP"). Under the AIP, the Employee shall have a target bonus opportunity equal to fifteen percent (15%) of the Employee's Base Salary, payable in cash following the close of each calendar year, contingent upon the achievement of performance goals established by the Company for that year and the Employee's continued employment through the end of the applicable performance period. The AIP shall be administered by the Chief Employee Officer or the Company's Compensation Committee, and the terms and conditions of the AIP (including metrics, targets, and payout timing) shall apply. Any AIP payment shall be made no later than March 15 of the year following the performance year.

(c) **Year-One Bonus.** For the first full calendar year of employment (2026), the Employee shall be eligible to earn the following bonus amounts (the "Year-One Bonus"), subject to the Employee's continued employment through the applicable payment or grant date: (i) Part A: $100,000, payable in cash or in shares of Company common stock, at the Company's discretion, at the end of Year One; and (ii) Part B: $60,000 worth of Company common stock, with the number of shares granted to be determined based on the closing market price on the applicable grant date, granted at the end of Year One.

(d) **Performance Based Equity**.

(i) Not later than March 31, 2026, the Company shall grant the Executive 150,000 shares of common stock (the "Stock Grant") under the Company's 2011 Stock Option Plan, as amended (the "Stock Option Plan"). The Stock Grant shall vest in three equal installments based on the achievement of certain Company financial performance goals (which shall be based on achievement of performance targets tied to Adjusted Net Income, Adjusted EBITDA, Adjusted Operating Income, Adjusted Free Cash Flows, Adjusted ROIC, and Adjusted EPS Growth), that will be reasonably determined by the Board after good faith

consultation with the Executive, and shall be subject to the Executive's continued employment through the date such performance goals are achieved. The Stock Grant will be subject to the terms and conditions of the Company's standard form of award agreement for stock grants under the Stock Option Plan; *provided, that* such award agreement shall provide that the Executive may settle any tax obligations through a share withholding or sell-to-cover arrangement, based on maximum applicable statutory tax rates.

(ii) In the event of the consummation of a Change of Control during the Employment Term, any then-unvested shares under the Stock Grant shall accelerate and vest in full. For purposes of the Stock Grant, "Change of Control" means the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity interests in the Company constituting more than fifty percent (50%) of either the total fair market value or the total voting power of the then-outstanding equity interests in the Company; provided, however, that the following acquisitions shall not constitute a Change of Control: (w) any acquisition by any individual, entity or group that holds an equity interest in the Company as of the date of this Agreement through any open market purchases or any private investment in public equity (PIPE) or similar transactions, (x) any acquisition directly from the Company, (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

(e) **EMPLOYEE BENEFITS.** During the Employment Term, the Employee will be eligible to participate in any employee benefit plan maintained by the Company for the benefit of its employees generally, subject to all of the terms and conditions (including eligibility requirements) of such plan. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, in its sole and absolute discretion.

(f) **PAID TIME OFF.** During the Employment Term, the Eemployee will be entitled to paid vacation and other paid time off in accordance with the Company's paid time off policy as in effect from time to time, with a minimum of twenty (20) vacation days, and eight (8) personal/sick days, plus all federal and state of residence holidays. Vacation may be taken at such times and intervals as the Employee determines, subject to the business needs of the Company.

(g) **BUSINESS EXPENSES.** Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee will be reimbursed in accordance with the Company's expense reimbursement policy as in effect from time to time for all eligible out-of-pocket business expenses (including for business travel) incurred and paid by the Employee during the Employment Term.

4. TERMINATION. The Employee's employment and the Employment Term will terminate on the first of the following to occur:

(a) **EXPIRATION**. Automatically and immediately on the Expiration Date.

(b) **DEATH.** Automatically and immediately upon the date of death of the Employee.

(c) **TERMINATION DUE TO DISABILITY.** Upon not less than thirty (30) calendar days' prior written notice by the Company to the Employee of termination due to Disability. For purposes of this Agreement, "Disability" means (i) if the Company then maintains a long-term disability policy covering the Employee, the Employee becoming entitled to long-term disability benefits under such policy, as determined by the administrator of such policy; or (ii) if the Company does not then maintain a long-term disability policy covering the Employee, the determination by the Committee/Board in its good faith discretion that the Employee has experienced a physical or mental injury, infirmity or incapacity which is expected to render the Employee unable, with or without reasonable accommodation, to perform the Employee's material duties hereunder for at least one hundred eighty (180) calendar days in any three hundred sixty five (365) calendar day period (and the Employee will cooperate in all respects with the Committee/Board if a question arises as to whether the Employee has become Disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Committee/Board and authorizing such medical doctors and other health care specialists to discuss the Employee's condition with the Committee/Board)).

(d) **TERMINATION FOR CAUSE.** Immediately upon written notice by the Company to the Employee of a termination for Cause. For purposes of this Agreement, "Cause" means any of the following:

(i) The Employee's theft, dishonesty, fraud, embezzlement, willful misconduct, breach of fiduciary duty or material falsification of any documents or records of the Company, its subsidiaries or other affiliates (each, a "Group Company");

(ii) The Emplyee's material failure to abide by a Group Company's code of conduct or other policies (including policies relating to confidentiality and workplace conduct) made available to the Employee;

(iii) The Employee's unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Group Company (including the Employee's improper use or disclosure of a Group Company's confidential or proprietary information);

(iv) any misconduct, moral turpitude, gross negligence or malfeasance of the Employee that has or, in the good faith judgment of the Board, could be expected to have, a material detrimental effect on a Group Company's reputation or business;

(v) The Employee's willful failure to perform the Employee's duties hereunder after written notice from the CEO/Board of such failure;

(vi) The Emplyee's conviction of (including any plea of guilty or nolo contendere to), or indictment for, any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or that materially and permanently impairs the Employee's ability to perform the Employee's duties with a Group Company;

(vii) The Employee's willful failure to cooperate with the Company and its legal counsel in connection with any investigation or other legal or similar proceeding involving any Group Company;

(viii) any material breach or misrepresentation by the Employee of or in this Agreement, or any breach by the Employee of the Restrictive Covenants Agreement; or

(ix) Employee's willful refusal to follow a directive contained in a written resolution approved by the CEO/Board.

Notwithstanding the foregoing, no event described in clauses (i), (ii), (iii), (iv), (v), (vii), (viii), or (ix) of this Section 4(d) that is reasonably determined by the CEO/Board in good faith to be curable will constitute Cause unless the CEO/Board has given the Employee notice of its intention to terminate the Employee for Cause, which sets forth the events that constitute Cause, and the Employee fails to cure such events to the Board's reasonable satisfaction within fourteen (14) calendar days after receiving such notice.

(e) **TERMINATION WITHOUT CAUSE.** Upon not less than thirty (30) calendar days' prior written notice by the Company to the Employee of an involuntary termination without Cause (which, for the avoidance of doubt, will not include any termination described in Sections 4(a), 4(b) or 4(c) above).

(f) **RESIGNATION FOR GOOD REASON.** Upon written notice by the Employee to the Company of a resignation for Good Reason (provided that at the time of such resignation no notice of the Board's intention to terminate the Employee's employment for Cause is pending under Section 4(d) above). For purposes of this Agreement, "Good Reason" means the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within sixty (60) calendar days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

(i) material diminution in the Emplyee's Base Salary or Target Bonus opportunity, *provided, however* that in the event the Board reasonably determines that salary reductions are required to maintain the Company's financial health, a reduction in the Employee's Base Salary of up to 20% (twenty percent) shall be permitted so long as such percentage reduction is no greater than the percentage reduction applicable to other senior Employees of the Company;

(ii) material diminution in the Employee's duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), or a requirement that the Employee report to a party other than the CEO; or

(iii) material breach by the Company of any of its material obligations hereunder.

The Employee must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) calendar days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) calendar days following the expiration of the Company's sixty (60)-day cure period described

above. Otherwise, any claim of such circumstances as "Good Reason" will be deemed irrevocably waived by the Employee.

(g) **RESIGNATION WITHOUT GOOD REASON.** Upon not less than thirty (30) calendar days' prior written notice by the Employee to the Company of the Employee's resignation from employment with the Company other than for Good Reason, provided that the Company may, in its sole and absolute discretion, waive all or part of the Employee's notice period and/or instruct the Employee to not report to work during all or part of the Employee's notice period.

5. **CONSEQUENCES OF TERMINATION.**

(a) **EXPIRATION; DEATH; TERMINATION DUE TO DISABILITY; TERMINATION FOR CAUSE; RESIGNATION.** In the event that the Employee's employment and the Employment Term end in accordance with Section 4(a), 4(b), 4(c), 4(d) or 4(g), the Employee (or the Employee's estate, as applicable) will be entitled to the following (collectively, the "Accrued Benefits"), subject to Section 10 below:

(i) any previously earned but unpaid Base Salary through the Termination Date, paid within sixty (60) calendar days following the Termination Date, or on such earlier date as may be required by applicable law;

(ii) any earned but unpaid annual bonus under the AIP for the immediately preceding calendar year, subject to the terms and conditions of the AIP;

(iii) subject to Section 3(f) above, any accrued but unused vacation time, paid subject to and in accordance with Company policy;

(iv) subject to Section 3(g) above, reimbursement for any unreimbursed eligible business expenses incurred through the Termination Date, paid subject to and in accordance with Company policy; and

(v) any accrued vested benefits under any Company employee benefit plan, paid or provided subject to and in accordance with the terms of such plan.

(b) **TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON.** In the event that the Employee's employment and the Employment Term end in accordance with Section 4(e) or 4(f), the Employee shall be entitled to the Accrued Benefits and, conditioned on the Employee's (x) compliance with the "Release Condition" in Section 5(d) below and (y) continued compliance with this Agreement, including Section 6 below, the Employee may also earn and receive the following additional severance, subject to Section 10 below:

(i) an amount equal to the Employee's Base Salary (as in effect on the Termination Date) for six (6) months (the "Severance Period"), which will be paid in equal periodic installments on the Company's regular payroll dates (not less frequently than monthly) over the Severance Period beginning with the first regular Company payroll date next following the Termination Date; provided that the first installment payment of such severance will be made on the Company's first regularly scheduled payroll date next following the sixtieth (60th) calendar

day after the Termination Date and will include payment of any installment payments that were otherwise due prior thereto; and

(ii) subject to the Employee's (x) eligibility for and timely election of continuation coverage under the Company's group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and (y) continued copayment of coverage premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), continued copayment by the Company for such coverage to the same extent that the Company paid for such coverage immediately prior to the Termination Date, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the "Code"), and subject to the eligibility requirements and other terms and conditions of such insurance coverage, for the duration of the Severance Period.

(c) **RELEASE CONDITION**. The Employee will be eligible to receive the payments and benefits described in Section 5(b) only if the Employee executes and delivers to the Company a separation agreement including a general release of claims in a form then provided by the Company (the "General Release"), and such General Release becomes effective and irrevocable according to its terms no later than sixty (60) calendar days following the Termination Date, and only so long as the Employee has not revoked or breached any of the provisions of the General Release and does not subsequently breach any such provisions (the "Release Condition").

(d) **EXCLUSIVE REMEDY**. The payments and benefits described in this Section 5 will be in full and complete satisfaction of the Employee's rights and entitlements under this Agreement and any other claims that Employee may have in respect of the Employee's employment with the Company or any of its affiliates, and the termination thereof, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee's sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee's employment hereunder or any breach of this Agreement. As of the date of the final payment described in this Section 5, the Company and its affiliates shall not have any further obligation to Employee under this Agreement or otherwise, except as may be required by law.

(e) **NO MITIGATION.** In no event will the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts will not be reduced whether or not the Employee obtains other employment.

6. Confidential Information and Non-Solicitation Agreement. The Employee's employment with the Company, and this Agreement, are contingent upon the concurrent execution by the Employee of an Employee Non-Competition, Confidential Information, and Non-Solicitation Agreement with the Company attached as Exhibit A hereto (the "Restrictive Covenants Agreement") and the Employee's continued strict compliance with all the terms and conditions of the Confidentiality and Non-Solicitation Agreement and with any other applicable reConstrictive covenants in favor of the Company or its affiliates. The terms of the Confidentiality and Non-Solicitation Agreement will survive termination of this Employment Agreement.

7. **D&O COVERAGE.** The Company will maintain a directors' and officers' liability insurance policy (or policies) providing coverage for the Employee that is at least as favorable to the Employee in any respect (including as to the length of any post-employment tail coverage) as the coverage then being provided to any officer or director of the Company. The policy must be held with a reputable company, of the standard appropriate for employees of public companies.

8. **NO ASSIGNMENTS.** This Agreement is personal to each of the Parties hereto. Except as provided in this paragraph, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company and, as used in this Agreement, "Company" will mean the Company and any such successor which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9. **NOTICE**. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, on the date of transmission if delivered by electronic mail with delivery receipt, on the third Business Day after having been mailed by certified or registered mail, return receipt requested and postage prepaid, or on the first Business Day after the date sent via a nationally recognized overnight courier. "Business Day" is any day other than a Saturday, Sunday or a day on which banks in New York are required or authorized to be closed. Such notices, demands and other communications will be sent to the address indicated below:

If to the Employee:

At the Employee's address (or to the e-mail address
or facsimile number) shown in the books and
records of the Company.

If to the Company:

Innovative Food Holdings, Inc.
Attention: Chief Executive Officer
2528 S. 27th Avenue
Broadview, IL 60155
e-mail: Gary@ivfh.com

With a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
Attention: Sarah Williams, Esq.
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
e-mail: swilliams@egsllp.com

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

10. TAX MATTERS.

(a) **WITHHOLDING.** The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes, and any other applicable withholdings and tax related requirements.

(b) **SECTION 409A.**

(i) Although the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from or, to the extent not exempt, comply with, Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively "Section 409A"), and, accordingly, to the maximum extent possible, this Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A.

(ii) To the extent that reimbursements or other in-kind benefits hereunder constitute "deferred compensation" subject to Section 409A, (x) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (y) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii) For purposes of Section 409A, the Employee's right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv) Any other provision of this Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes "deferred compensation" subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(v) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute "deferred compensation" subject to Section 409A upon or following a termination of employment, unless such termination is also a "separation from service" within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to the

Employee's "termination", "termination of employment" or like terms will mean the Employee's "separation from service" with the Company, and the date of such separation from service will be the date of termination for purposes of any such payment or benefit.

(vi) Notwithstanding any other provision of this Agreement to the contrary, if, at the time of the Employee's separation from service, the Employee is a "specified employee" within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i), then the Company will defer the payment or commencement of any "deferred compensation" subject to Section 409A that is payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable).

11. CLAWBACK. To the maximum extent permitted by applicable law, all amounts paid or provided to the Employee hereunder shall be subject to any clawback or recoupment policy that may be maintained by the Company from time to time, and the requirements of any law or regulation applicable to the Company and governing the clawback or recoupment of Employee compensation, or as set forth in any final non-appealable order by any court of competent jurisdiction or arbitrator.

12. GOVERNING LAW; MANDATORY ARBITRATION. This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. Any controversy or dispute between the Employee and the Company arising under or related to this Agreement or the Employee's employment with the Company, with the exception of those arising under or related to injunctive relief (which may properly be the subject of civil action in a judicial forum), shall be resolved exclusively by binding, single-arbitrator arbitration, said arbitration to be conducted in New York, New York, in accordance with the Employment Rules of the American Arbitration Association. The Parties shall share the fees and costs of the arbitrator and all other costs in connection with any arbitration, and each Party shall bear its own legal fees and expenses. The Federal Arbitration Act shall apply to this paragraph.

13. MISCELLANEOUS.

(a) **SURVIVAL**. Sections 2 and 4 through 13 hereof (and, for the avoidance of doubt, the Restrictive Covenants Agreement) will survive and continue in full force and effect in accordance with their respective terms notwithstanding any expiration or termination of the Employment Term and/or this Agreement.

(b) **ENTIRE AGREEMENT; WAIVER; MODIFICATION**. This Agreement, together with all exhibits hereto (including, for the avoidance of doubt, the Restrictive Covenants Agreement), the Sign-On Option Documents, and the Equity Documents, set forth the entire agreement of the Parties hereto in respect of the subject matter hereof and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the

subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing expressly referencing this Agreement and signed by the Employee and such officer or director of the Company as may be designated by the Board.

(c) **EMPLOYEE'S REPRESENTATION.** The Employee represents and warrants to the Company that the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee's part to be performed hereunder in accordance with its terms, and that the Employee's employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Employee of any agreement to which Employee is a party or by which Employee may be bound.

(d) **SECTION HEADINGS.** The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

(e) **SEVERABILITY.** The provisions of this Agreement will be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder will be enforceable to the fullest extent permitted by applicable law.

(f) **COUNTERPARTS.** This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile, PDF, and electronic counterpart signatures to and versions of this Agreement will be acceptable and binding on the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

INNOVATIVE FOOD HOLDINGS, INC.

By:/s/ Gary Schubert
Gary Schubert
Chief Executive Officer

EMPLOYEE

/s/ Argie Liarakos
Argie Liarakos

<u>Exhibit A</u>

Restrictive Covenants Agreement

[To be attached]